Exhibit 10.32

FORM OF

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AGREEMENT is effective as of this          day of              ,              (the “Effective Date”) by and between             , a              corporation (“[Employer]”), and              (hereinafter “Employee”).

WHEREAS, Employee was employed by and appointed an Executive Officer of effective as of the          day of             ,             , and the Employee continues to be employed by             ;

WHEREAS,              desired to encourage the Employee to continue his or her employment with the Employer, and continues to encourage the Employee to continue his or her employment; and

WHEREAS,              and Employee intend that this Agreement comply with the requirements of section 409A of the Code.

NOW, THEREFORE, it was agreed and continues to be agreed as follows:

1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided, or unless the context otherwise requires, the terms defined in this section have the meanings assigned to them and include the plural as well as the singular. Certain terms defining the parties hereto are defined in the first paragraph of this instrument.

A. “Employer” means              and all of its direct or indirect subsidiaries in which it directly or indirectly has at least an eighty percent (80%) ownership interest, and any other trade or business with whom which              would be considered a single employer under Code section 414(b) or 414(c).

B. “Executive Officer” means all corporate officers approved by the board of directors of             .

C. “Supplemental Retirement Benefit” means the benefit to be paid as described and pursuant to the calculations set out in Section 2 herein.

D. “Full-time Employment” means a year during which the Employee has actively worked for the Employer for at least one thousand (1,000) hours as an Executive Officer. A year shall be defined as a period of one year beginning on the first day of employment, or the effective date of this Agreement if later, and on each anniversary of that date.

E. “Time of Service” means the number of years spent by the Employee in Full-Time Employment beginning on or after the Effective Date of this Agreement; provided that no credit will be allowed for Full-Time Employment or service which occurred prior to Employee’s attainment of the age of thirty (30). The occurrence of a Change of Control does not affect the Time of Service that is credited to the Employee.

F. “Base Salary” means the Employee’s base salary from             , exclusive of any and all other compensation paid or to be paid by an Employer including, but not limited to, bonuses, performance awards, vehicle allowances and financial services, and without regard to any elective deferral thereof pursuant to any benefit plan maintained by an Employer. In the event of a Change of Control, Base Salary shall be the greater of the Employee’s Base Salary from              immediately prior to the Change of Control or the Employee’s Base Salary paid by              or any successor in interest to              at the time in question.

G. “Named Beneficiary” means the beneficiary or beneficiaries specifically named and identified on the Employee’s group life insurance policies with             . In the event of multiple life insurance policies, the beneficiary designation(s) on the policy with the greatest dollar value will govern.

H. “Early Vested Retirement Benefit” means that benefit specifically defined in Section 6 (B) herein.

I. “Total Disability” means total disability as determined under             ’s Long-Term Disability Insurance Program, provided the Employee is “disabled” within the meaning of Code section 409A(a)(2)(C).

J. “Change of Control”

(a) “Change of Control” is the occurrence of any of the following on or after             :

(i)	the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of , in one transaction or in a series of related transactions, to any Person;

(ii)	the approval by the stockholders of of any plan or proposal for the liquidation or dissolution of ;

(iii)	any Person, other than a “bona fide underwriter,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (1) 20 percent or more, but not more than 50 percent, of the combined voting power of ’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the “continuity directors,” as defined at Subsection (b), or (2) more than 50 percent of the combined voting power of ’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors);

(iv)	a merger or consolidation to which is a party if the stockholders of immediately prior to the effective date of such merger or consolidation have, solely on account of ownership

of securities of              at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (1) 50 percent or more, but not more than 80 percent, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the continuity directors, or (2) less than 50 percent of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the continuity directors); or

(v)	the Continuity directors cease for any reason to constitute at least a majority of the Board.

(vi)	For purposes of this section-

(1)	“Continuity director” means any individual who was a member of the Board on , , while he or she is a member of the Board, and any individual who subsequently becomes a member of the Board whose election, or nomination for election by ’s stockholders, was approved by a vote of at least a majority of the directors who are Continuity directors (either by a specific vote or by approval of the proxy statement of in which such individual is named as a nominee for director without objection to such nomination). For example:

(A)	If a majority of the nine individuals constituting the Board of on , , approved a proxy statement in which two different individuals were nominated to replace two of the individuals who were members of the Board on , , the two newly elected directors would join the seven remaining directors who were members of the Board on , , as Continuity directors.

(B)	If a majority of the directors in clause (A) above approved a proxy statement in which three different individuals were nominated to replace three other directors who were members of the Board on , , the three newly elected directors would also become, along with the other six directors, Continuity directors. Individuals subsequently joining the Board could become Continuity directors under the principles reflected in this example.

(2)	“Bona fide underwriter” means a Person engaged in business as an underwriter of securities that acquires securities of from through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(3)	“Exchange Act” is the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time to any successor provision.

(4)	“Person” includes any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than , any affiliate or any benefit plan sponsored by or an affiliate. For this purpose an affiliate is (A) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by or (B) any other form of business entity in which , by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

K. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder).

L. “Termination of Employment” means a severance of an Employee’s employment relationship with all Employers for any reason, other than on account of death, provided such termination constitutes a “separation from service” within the meaning of Code section 409A, and any change in employment that is deemed to constitute a “separation from service” under Code section 409A.

2. Supplemental Retirement Benefit. If the Employee continues in Full-Time Employment without interruption until he or she attains the age of sixty (60) years and has at least seven (7) years of service as an Executive Officer upon his or her Termination of Employment then, commencing as of the first day of the second calendar month immediately following the Termination of Employment,              shall pay a Supplemental Retirement Benefit, in equal monthly installments, to the Employee during his or her remaining lifetime. A monthly payment shall be due to the Employee only if he or she is living on the payment date. The Supplemental Retirement Benefit to be paid hereunder shall be equal to one percent (1%) of the Employee’s Base Salary at the annual rate in effect when he or she turned age sixty (60), multiplied by the Employee’s Time of Service with the Employer, not to exceed thirty (30) years. The result of this calculation shall be divided by twelve (12) to arrive at the monthly benefit payment.

3. Survivor Benefit. If, at the time of the Employee’s death, the Employee has satisfied the age and service requirements for receiving a benefit under Section 2, Section 5 or Section 6(B), whether or not the benefit had commenced, and the Employee had a Termination of Employment before the Employee’s death,              shall pay to the Employee’s surviving spouse, if any, monthly payments equal to fifty percent (50%) of the monthly benefit that the Employee was receiving or would have received had the Employee’s benefit pursuant to the applicable Section commenced prior to the Employee’s death. The first payment shall be due as of the later of (a) the month during which the Employee died and (b) the date as of which payments would have commenced to the Employee if the Employee had experienced a Termination of Employment immediately prior to the Employee’s death and survived until benefits commenced pursuant to Section 2, 5, or 6(B). Payments to the Employee’s surviving spouse shall cease in the month during which the Employee, if living, would have attained age 80 or the month in which the spouse dies, whichever comes earlier.

For purposes of the survivor benefit to be paid under this Section 3, the only person eligible for this benefit shall be the then living current spouse of the Employee. No survivor benefit payments shall be paid under this Section 3 to any other heirs or beneficiaries of the Employee or to any heirs or beneficiaries of the Employee’s spouse upon the spouse’s death.

If payments are being paid under this Section 3, no payments are owed by Employer under any other Section of this Agreement, specifically including but not limited to Section 4.

4. Pre-retirement Death Benefit. If the Employee dies prior to:

1)	his or her Total Disability (and has not recovered from such Total Disability), or

2)	Termination of Employment,

and dies at any time before he or she has satisfied the age and service requirements for receiving a benefit pursuant to Section 2, Section 5, or Section 6(B),              shall pay a pre-retirement death benefit to the Employee’s Named Beneficiary in a single lump sum amount equal to twice the Employee’s Base Salary at the annual rate in effect at the time of his or her death or twice the Employee’s Base Salary at the annual rate in effect at the termination of his or her Termination of Employment due to Total Disability. Such payment shall be made as soon as administratively practical after              receives written notice of the Employee’s death.

If payments are being paid under this Section 4, then no payments are owed by the Employer under any other Section of this Agreement, specifically including but not limited to Section 3.

5. Disability. If, prior to a Termination of Employment, the Employee has completed seven (7) years of service as an Executive Officer and experiences a Total Disability prior to his or her attaining age fifty-five (55), the period of the Employee’s Total Disability will count as Time of Service until he or she attains the age of fifty-five (55) provided he or she has not recovered from such Total Disability.

If the Employee’s Total Disability occurs before he or she has completed at least seven (7) years of service as an Executive Officer, the period of his or her Total Disability will count as both Time of Service and service as an Executive Officer until he or she has been credited with seven (7) years of service as an Executive Officer.

Notwithstanding the benefit calculations set out for the Early Vested Retirement Benefit under Section 6(B), the monthly benefit payable to an Employee who experiences a Total Disability prior to a Termination of Employment shall commence at the later of age fifty-five (55) or the date which is seven (7) years after             ,              (which is required to achieve at least seven (7) years of service as an Executive Officer pursuant to this Section 5), and shall be equal to one percent (1%) of the Employee’s Base Salary at the annual rate in effect at the time of commencement of Total Disability, multiplied by the Employee’s Time of Service, including those years granted pursuant to the above accrual provisions, divided by twelve (12).

6. Termination of Employment.

A. If the Employee’s Termination of Employment occurs prior to the Employee’s death or Total Disability and before the Employee has attained age fifty-five (55) and completed at least seven (7) years as an Executive Officer, no benefits whatsoever shall be due Employee under the terms of this Agreement.

B. If the Employee’s Termination of Employment occurs prior to the Employee’s death or Total Disability and after the Employee has attained the age of fifty-five (55) years and completed at least seven (7) years of service as an Executive Officer but before the Employee has attained the age of sixty (60) years, then, commencing as of the first day of the second calendar month immediately following the Termination of Employment,              shall pay an Early Vested Retirement benefit in equal monthly installments to the Employee during his or her remaining lifetime. A monthly payment shall be due to the Employee only if he or she is living on the payment date. The monthly payment under the Early Vested Retirement Benefit shall be one percent (1%) of the Employee’s Base Salary at the annual rate in effect at the time of Termination of Employment, multiplied by his or her Time of Service with the Employer accrued through the date of Termination of Employment (not to exceed thirty (30) years), divided by twelve (12).

C. If the Employer determines that the Employee is a “key employee” of a publicly traded corporation within the meaning of Code section 409A(a)(2)(B)(i), then any distributions to the Employee arising on account of the Employee’s Termination of Employment (other than on account of death) shall be suspended for six months following such Termination of Employment. Any payments that were otherwise payable during the six-month suspension period referred to in the preceding sentence, will be paid as soon as administratively practicable, but not more than 90 days, after the end of such six-month suspension period.

7. Small Benefit. If, at the time benefit payments are scheduled to commence under this Agreement to the Employee or the Employee’s surviving spouse, the lump sum present value of such benefit is less than $100,000, then such benefit will be paid in a single lump sum.

The present value of such benefit will be determined using a reasonable life expectancy table used under the              Pension Plan D (or any such successor or replacement plan) and a discount equal to the prime rate in use by the Wells Fargo Bank, Minneapolis, Minnesota, or any successor organization, at the time of the Employee’s termination or death. A payment pursuant to this Section 7 shall be in lieu of all other benefits otherwise due or payable under this Agreement.

8. No Acceleration. Except as provided in Section 7, neither the time nor schedule of any benefit payment under this Agreement may be accelerated, except as follows:

A. The payment of a small benefit under Section 7.

B. To the extent the Employer determines it necessary to withhold for the payment of FICA taxes imposed under Code section 3101, 3121(a) or 3121(v)(2) and to pay the additional federal income tax under Code section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA taxes, as permitted under Code section 409A.

C. Upon a termination of this Agreement, if and only to the extent and at the time permitted under Code section 409A and only if the Employer agrees to comply with the requirements of such termination imposed by Code section 409A

9. Continuation of Employment. If the Employee continues in the employ of the Employer after attaining the age of sixty (60) years, any Supplemental Retirement Benefits otherwise payable hereunder shall be deferred to the time of Termination of Employment. In such event, there shall be no increases in any benefits hereunder on account of any Time of Service or increases to Base Salary after the age of sixty (60) years. Service as an Executive Officer after age sixty (60) shall be recognized for purposes of vesting for an Employee’s Supplement Retirement Benefit or Early Vested Retirement Benefit.

10. Life Insurance Contract. Employer has the right to elect to purchase a life insurance contract or contracts on the life of the Employee, for the purpose of providing Employer with cash funds to meet and discharge the payments to be made by it under this Agreement. In such event, Employer shall at all times be the sole and absolute owner of any such life insurance contract or contracts and the sole beneficiary thereof, and shall have the full and unrestricted right to use or exercise all values, privileges and options available thereunder as it may desire, without the knowledge or consent of any other person or persons. It is expressly understood and agreed that notwithstanding any of the terms, provisions or conditions of this Agreement, neither the Employee nor his or her beneficiary, his or her estate, or any other person, persons, or their executors or administrators shall have any right, title or interest whatsoever in or to any such life insurance contract or contracts.

11. Discharge for Cause. Notwithstanding any other provisions of this Agreement to the contrary, in the event the Employee’s employment is terminated for cause, he or she shall forfeit all amounts otherwise due or payable to him or her hereunder. For purposes of this Agreement, “terminated for cause” shall mean a Termination of Employment on account of the Employee’s poor or unsatisfactory performance or misconduct, which has or may result in significant injury to the Employer, its business reputation or financial structure.

12. Noncompete. In consideration for the benefits to be paid to the Employee hereunder, the Employee agrees that from the date of his or her Termination of Employment and during the entire term he or she is receiving any payments under this Agreement he or she will refrain from performing services of any kind, as an employee or otherwise, whether directly or indirectly, to or for the benefit of any person, firm or corporation whose business the board of directors of             shall in good faith determine to be competitive with any of the businesses that the Employer was involved in at the time of the Employee’s retirement. Notice of such determination shall be mailed to the Employee at his or her last known mailing address; in the event that the Employee fails to discontinue such activities, all amounts then remaining unpaid under this Agreement shall be automatically forfeited, and the Employee agrees that the Employer shall have no past or future liability to him or her or to any other person hereunder.

13. Change of Control. In the event there is a Change of Control of             , the Employee shall, at all times on and after the date of the Change of Control, be deemed to have completed at least seven (7) years of service as an Executive Officer. If the Employee’s Termination of Employment occurs prior to Employee’s Total Disability or death and on or after the date of the Change of Control but before the Employee attains age fifty-five (55), the Employee will nevertheless be entitled to receive a benefit pursuant to Section 6(B) upon attaining age fifty-five (55), provided, first, that the Employee’s actual Time of Service shall be used in calculating such benefit; and, second, that if the Employee dies before attaining age fifty-five (55), the Employee’s Named Beneficiary shall receive a death benefit pursuant to Sections 3 or 4 herein.

14. Employment at Will. The Employee hereby acknowledges that he or she is an Employee at will and that nothing contained herein constitutes any obligation or commitment by the Employer to continue the Employee in the Employer’s employment.

15. Release. As a condition to qualifying for any of the benefit payments provided for hereunder, the Employee at his or her Termination of Employment and prior to receiving any payments under this Agreement, agrees he or she must execute and not revoke a general release agreement releasing the Employer and its directors, officers, employees and agents from any and all claims or actions of any kind he or she may have against it and them arising out of the Employee’s employment with the Employer. Employee must execute and return the release to the Employer by the date specified in the release following his Termination of Employment and not revoke his signature within the seven (7) days thereafter.

16. Additional Considerations.

A. Neither the Employee, his or her beneficiary, nor any other person claiming through or under him or her shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, all of which payments and the right thereto are expressly declared to be nonassignable. In the event of any attempted assignment or other disposition, all benefits hereunder are forfeited and Employer shall have no further liability to Employee hereunder. This paragraph shall not, however, restrict a beneficiary’s exercise of a power of appointment conferred upon such beneficiary by the Employee’s beneficiary designation.

B. This Agreement shall be binding upon and inure to the benefit of any successor of             , including, but not limited to, any person, firm, corporation or other business entity which at any time, whether by merger, purchase, or otherwise acquires all or substantially all of the assets or business of             , and upon the Employee and any other person claiming through or under the Employee.

C. shall have the discretionary authority and power to make all determinations as to the rights to benefits under this Agreement. Any decision by denying a claim by the Employee and any other person claiming through or under the Employee for benefits under this Agreement shall be stated in writing and delivered or mailed to the Employee or such other person. Such decision shall set forth the specific reasons for the denial, written to the best of             ’s ability in a manner that may be understood without legal or actuarial counsel. In addition,              shall afford a reasonable opportunity to the Employee or such other person for a full and fair review of the decision denying such claim.

D. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

E. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that              determines that any amounts payable hereunder will be immediately taxable to the Executive under section 409A of the Code and related Department of Treasury guidance,              may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that              determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as              determines necessary or appropriate to comply with the requirements of section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement in             ,             , in duplicate, to be effective on the date first written above.

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